Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-135055, 333-157507, 333-161243 and 333-163743) and Form S-8 (Nos. 333-62799, 333-62871, 333-62873, 333-98379, 333-127018 and 333-167698) of Berry Petroleum Company of our report dated February 25, 2010, except with respect to our opinion on the financial statements insofar as it relates to Note 17, as to which the date is August 11, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
August 11, 2010